UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/17/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Potential Acquisition of Chicago Portfolio

On September 17, 2010, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, executed four purchase and sale agreements (collectively, the "Chicago Portfolio Purchase Agreements") with unaffiliated third parties for the acquisition of four self storage facilities located in the Chicago, Illinois greater metropolitan area (the "Chicago Portfolio"). The purchase price for the Chicago Portfolio is $13.5 million plus closing costs and acquisition fees. The Registrant expects these acquisitions to close in the fourth quarter of 2010 and expects to fund such acquisitions using net proceeds from its initial public offering.

The Chicago - 95th St. property is an approximately 690-unit self storage facility that sits on approximately 4.6 acres and contains approximately 72,000 rentable square feet of self storage space, located at 1000 East 95th Street, Chicago, Illinois. It was constructed in 2002.

The Chicago - Western Ave. property is an approximately 570-unit self storage facility that sits on approximately 2.7 acres and contains approximately 58,000 rentable square feet of self storage space, located at 2244 S. Western Avenue, Chicago, Illinois. The property was converted to its current use in 2004.

The Chicago - Ogden Ave. property contains a single-story building comprised of approximately 65,000 rentable square feet of self storage space and approximately 85,000 rentable square feet of industrial warehouse/office space. The facility sits on approximately 10.4 acres and contains approximately 740 units of self storage space, located at 5701 West Ogden Avenue, Cicero, Illinois. The self storage component of the building was converted to its current use in 2002.

The Chicago - Roosevelt Rd. property is an approximately 445-unit self storage facility that sits on approximately 6.4 acres and contains approximately 41,000 rentable square feet of self storage space, located at 5525 West Roosevelt Road, Cicero, Illinois. The property was converted to self storage use in 2004.

Pursuant to the Chicago Portfolio Purchase Agreements, the Registrant would be obligated to purchase the Chicago Portfolio only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Chicago Portfolio generally based upon:

- satisfactory completion of due diligence on the Chicago Portfolio and the sellers of the Chicago Portfolio;

- satisfaction of the conditions to the acquisition in accordance with the Chicago Portfolio Purchase Agreements; and
- material adverse changes relating to the Chicago Portfolio, the sellers of the Chicago Portfolio or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Chicago Portfolio. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit its $50,000 earnest money on each of the properties comprising the Chicago Portfolio.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Chicago Portfolio. Due to the considerable conditions to the consummation of the acquisition of the Chicago Portfolio, the Registrant cannot make any assurances that the closing of the Chicago Portfolio is probable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: September 20, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer